UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2003

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2701 Kent Avenue West Lafayette, IN		47906-1382
(Address of principal executive offices)		(Zip Code)

(765) 463-4527
(Registrant's telephone number, including area code)

Item 5.     Other Events.

        On November 14, 2002, PharmaKinetics Laboratories, Inc. (“PKLB”) executed a Secured Convertible Revolving Note (the “Note”), in the principal amount of up to $925,000 and carrying an annual interest rate of 8%, to Bioanalytical Systems, Inc. (“BASi”) to replace certain other notes outstanding. The maturity date of the Note was May 1, 2003. As of April 30, 2003, BASi has agreed to extend the maturity date of the Note to June 30, 2003. The Security Agreement executed by PKLB in favor of BASi, and the Guaranty and Indemnity Deed of Trust each executed by PKLB Limited Partnership, a wholly-owned subsidiary of PKLB, in favor of BASi, will all remain in effect and will continue to secure the payment by PKLB of amounts owing under the Note.

        All of the other terms of the Note remain unchanged and further information on these terms can be found in the Form 8-K filed by BASi on November 21, 2002.

        BASi has filed with the Securities and Exchange Commission a preliminary Registration Statement on Form S-4 relating to the proposed merger. The Form S-4 contains a preliminary prospectus of BASi relating to the shares to be issued in the merger and a preliminary information statement of PKLB relating to the special meeting of shareholders of PKLB at which the merger will be considered and voted upon by PKLB shareholders. Investors and security holders are urged to read the definitive information statement/prospectus when it becomes available and any other relevant documents filed with the Securities and Exchange Commission before making any investment decisions. Investors and security holders may obtain a free copy of the definitive information statement/final prospectus (when it becomes available) and other documents filed by BASi and PKLB with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. The definitive information statement/final prospectus and other documents filed by PKLB with the Securities and Exchange Commission may also be obtained free of charge from PKLB by requesting a copy in writing from PharmaKinetics Laboratories, Inc., 302 W. Fayette Street, Baltimore, Maryland 21201, Attention: Chief Executive Officer, or by telephone at (410) 385-4500.

Item 7.    Financial Statements and Exhibits.

                The following exhibits are filed as a part of this report:

                  (a)        Not applicable.

                  (b)        Not applicable.

                  (c)        Exhibits

10.1
Amended and Restated Secured Convertible Revolving Note dated as of April 30, 2003, payable by PharmaKinetics Laboratories, Inc. to Bioanalytical Systems, Inc. in the original principal amount of up to $925,000.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2003	BIOANALYTICAL SYSTEMS, INC. (Registrant) By: /s/ Peter T. Kissinger, Ph.D. Peter T. Kissinger, Ph.D. President and Chief Executive Officer